As filed with the Securities and Exchange Commission on April 25, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TRIVASCULAR TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	87-0807313
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3910 Brickway Blvd., Santa Rosa, CA	95403
(Address of Principal Executive Offices)	(Zip Code)

2008 Equity Incentive Plan

2014 Equity Incentive Plan

2014 Employee Stock Purchase Plan

(Full title of the plan)

Christopher G. Chavez

Chief Executive Officer

TriVascular Technologies, Inc.

3910 Brickway Blvd.

Santa Rosa, CA 95403

(Name and address of agent for service)

(707) 543-8800

(Telephone number, including area code, of agent for service)

Copies to:

Julia Vax, Esq. Michael Rosenthall, Esq. Arnold & Porter LLP Three Embarcadero Center, Tenth Floor San Francisco, CA 94111	Kimberley Elting, Esq. General Counsel TriVascular Technologies, Inc. 3910 Brickway Blvd. Santa Rosa, CA 95403

        Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value per share	4,750,935 shares(2)	$11.46(3)	$54,423,615(3)	$7,010

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Consists of (i) 1,500,935 shares issuable pursuant to options outstanding under the 2008 Equity Incentive Plan, (ii) 726,550 shares issuable pursuant to options outstanding under the 2014 Equity Incentive Plan, (iii) 2,023,450 shares reserved for future issuance under the 2014 Equity Incentive Plan and (iv) 500,000 shares reserved for future issuance under the 2014 Employee Stock Purchase Plan.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are calculated on the basis of (i) $6.51, the weighted average exercise price of the 1,500,935 shares subject to outstanding stock options under the 2008 Equity Incentive Plan, (ii) $12.00, the weighted average exercise price of the 726,550 shares subject to outstanding stock options under the 2014 Equity Incentive Plan and (iii) $14.24, the average of the high and low price of the registrant’s Common Stock as reported on the NASDAQ Global Select Market on April 21, 2014 with respect to the 2,023,450 shares reserved for future issuance under the 2014 Equity Incentive Plan and the 500,000 shares reserved for future issuance under the 2014 Employee Stock Purchase Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Not required to be filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The registrant hereby incorporates by reference into this Registration Statement the following documents filed with the Securities and Exchange Commission (the “Commission”):

a)	The prospectus filed by the registrant with the Commission pursuant to Rule 424(b) under the Securities Act, on April 17, 2014, relating to the registration statement on Form S-1, as amended (File No. 333-194466), which contains the registrant’s audited financial statements for the latest fiscal year for which such statements have been filed.

b)	All other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the prospectus referred to in (a) above.

c)	The description of registrant’s common stock contained in the registrant’s registration statement on Form 8-A filed by the registrant with the Commission under Section 12(b) of the Exchange Act on April 11, 2014, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of the filing of such documents; provided, however, that documents, reports and definitive proxy or information statements, or portions thereof, which are furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The registrant is incorporated under the laws of the State of Delaware. Under Section 145 of the Delaware General Corporation Law, the registrant can indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The registrant’s amended and restated bylaws, which became effective upon the closing of the registrant’s initial public offering, provide that the registrant will indemnify its directors and officers to the fullest extent permitted by law and require the registrant to advance litigation expenses upon receipt of an undertaking by the director or officer to repay such advances if it is ultimately determined that the director or officer is not entitled to indemnification. The registrant bylaws further provide that rights conferred under such bylaws do not exclude any other right such persons may have or acquire under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

The registrant’s amended and restated certificate of incorporation, which became effective upon the closing of the registrant’s initial public offering, provides that the registrant shall indemnify its directors and officers to the fullest extent permitted by law. The amended and restated certificate of incorporation also provides that, pursuant to Delaware law, the registrant’s directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to the registrant and its stockholders. This provision in the amended and restated certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the registrant for acts or omissions not in good faith or involving intentional misconduct, or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The amended and restated certificate of incorporation further provides that the registrant is authorized to indemnify its employees or agents in certain circumstances. The registrant also maintains directors’ and officers’ liability insurance.

In addition, the registrant has entered into agreements to indemnify its directors and certain of its officers in addition to the indemnification provided for in the amended and restated certificate of incorporation and bylaws. These agreements, among other things, indemnify the registrant’s directors and some of its officers for certain expenses (including attorneys fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in the registrant’s right, on account of services by that person as a director or officer of the registrant or as a director or officer of the registrant’s subsidiary, or as a director or officer of any other company or enterprise that the person provides services to at the registrant’s request.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The exhibits to this Registration Statement are described in the Exhibit Index below and are incorporated herein by reference.

Item 9. Undertakings.

(a) Rule 415 offering. The registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of its annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Rosa, State of California, on April 25, 2014.

By:	/s/ Christopher G. Chavez
Name:	Christopher G. Chavez
Title:	President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, the undersigned hereby constitute and appoint Christopher G. Chavez and Michael R. Kramer and each of them, his true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, each of the undersigned has executed this power of attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE:	TITLE:	DATE:

/s/ Christopher G. Chavez Christopher G. Chavez	President and Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	April 25, 2014

/s/ Michael R. Kramer Michael R. Kramer	Chief Financial Officer (Principal Financial Officer)	April 25, 2014

/s/ Ryan D. Drant Ryan D. Drant	Director	April 25, 2014

/s/ Daniel J. Moore Daniel J. Moore	Director	April 25, 2014

/s/ Jake R. Nunn Jake R. Nunn	Director	April 25, 2014

/s/ Douglas A. Roeder Douglas A. Roeder	Director	April 25, 2014

/s/ James P. Scopa James P. Scopa	Director	April 25, 2014

/s/ Robert W. Thomas Robert W. Thomas	Director	April 25, 2014

INDEX TO EXHIBITS

4.1*	Amended and Restated Certificate of Incorporation of the registrant.

4.2*	Amended and Restated Bylaws of the registrant.

5.1	Opinion of Arnold & Porter LLP.

23.1	Consent of Arnold & Porter LLP (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included on signature page).

99.1**	TriVascular Technologies, Inc. 2008 Equity Incentive Plan and Form of Stock Option Grant Agreement.

99.2**	TriVascular Technologies, Inc. 2014 Equity Incentive Plan and Forms of Award Agreements.

99.3**	TriVascular Technologies, Inc. 2014 Employee Stock Purchase Plan.

*	Previously filed with the Securities and Exchange Commission as an Exhibit to the registrant’s Current Report on Form 8-K (File No. 001-36419), filed on April 23, 2014, and incorporated herein by reference.
**	Previously filed with the Securities and Exchange Commission as an Exhibit to the registrant’s Registration Statement on Form S-1 (File No. 333-194466), originally filed on March 10, 2014, as amended, and incorporated herein by reference.